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                                                                   Exhibit 99.1

COMPANY
CONTACT: CHRISTINA TAMBURRO
         (860) 871-8601

FOR IMMEDIATE RELEASE

               BIO-PLEXUS TO BE LISTED ON NASDAQ SMALL CAP MARKET

TOLLAND, CT FEBRUARY 18, 1997 -- Bio-Plexus, Inc. (NASDAQ: BPLX), designer, developer, manufacturer, and marketer of safety medical products under the Punctur-Guard(R) name, announced today that, the company's requirements for continued listing on the NASDAQ National Market have been reviewed by a NASDAQ Listings Qualifications Panel. The Panel determined that Bio-Plexus' diligent efforts to conform with the $4 million minimum net tangible asset requirements for continued listing on the NASDAQ National Market may not yield suitable results within an acceptable time frame. It further noted that the funds raised in the $5 million convertible debenture offering will not be immediately credited to equity. Finally, the Panel was of the opinion that the company is currently in compliance with the initial inclusion requirements for the NASDAQ SmallCap Market, and that it is likely the Company will be able to remain in compliance with the lower maintenance requirements of that market over the long term. Accordingly, the Panel determined to move the Company's securities to the NASDAQ SmallCap Market effective February 20, 1997.

Ron Haverl, chairman and chief executive officer, commented, "While we no longer meet the requirements for the NASDAQ National Market, we are still pleased to be a part of the NASDAQ system in the Small Cap Market."